EXHIBIT 10.8
CONSENT TO SUBLEASE
This Consent to Sublease (this “Agreement”) is executed as of August 18, 2014 (the “Agreement Date”), between FSP-SUNNYVALE OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), GOOGLE INC., a Delaware corporation (“Tenant”), and JUNIPER NETWORKS, INC., a Delaware corporation (“Subtenant”).
RECITALS:
A.    Subtenant and Landlord are parties to that certain Lease dated as of June 18, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 28, 2000 (the “First Amendment”), as further amended by that certain Lease Commencement Date Certificate dated July 26, 2000 (the “Commencement Certificate”), as further amended by that certain Second Amendment to Lease dated as of October 14, 2009 (the “Second Amendment”), and as further amended by that certain Consent to Assignment and Third Amendment to Lease of even date herewith (the “Consent and Amendment”) (the Original Lease, the First Amendment, the Commencement Certificate, the Second Amendment, and the Consent and Amendment are collectively known as the “Lease”), under which Landlord is leasing to Subtenant the entire office building, consisting of 144,315 rentable square feet of space (the “Leased Premises”), located at 1194 Mathilda Avenue, Sunnyvale, California 94089 and commonly known as 1194 Mathilda (the “Building”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
B.    Pursuant to that certain Assignment and Assumption of Lease Agreement of even date herewith and applicable to the Building (the “Assignment”), Subtenant is assigning the Lease to Tenant, contingent upon the consent of Landlord and Bank of America, N.A., a national banking association (Landlord’s current lender and hereinafter “Lender”) to the Sublease upon the terms and conditions set forth in this Agreement. Landlord has consented to the Assignment in the Consent and Amendment. Tenant then desires to sublet the entire Leased Premises to Subtenant, and Subtenant desires to sublease the entire Leased Premises back from Tenant, as further detailed in the Sublease, defined below, and on the terms and conditions contained herein.
AGREEMENTS:
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Consent. Subject to the terms and conditions contained in this Agreement, Landlord hereby consents to the subletting by Tenant of the Leased Premises to Subtenant pursuant to that certain Sublease Agreement dated August 18, 2014 between Tenant and Subtenant, the exact form of which is attached hereto as Exhibit A (the “Sublease”). Landlord’s consent contained herein shall not waive its rights as to any subsequent assignment, sublease or other transfer and shall not be construed as a consent to any amendments or modifications of the terms, covenants and conditions of the Lease contained in the Sublease unless such amendments or modifications are expressly set forth in this Agreement. Subtenant shall not further sublease the Leased Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Leased Premises or the Sublease to any person or entity without the prior written consent of Landlord, which consent shall be governed in accordance with Article 7 of the Original Lease.
2.    Subordinate to Lease. Subtenant’s sublease of the Leased Premises is subject and subordinate to the Lease and to the matters to which the Lease is or shall be subordinate. It is specifically understood that Tenant shall remain fully liable for the obligation to pay Landlord for any special services provided to Subtenant in the course of Subtenant’s use and occupancy of the Leased Premises, whether or not specifically provided for in the Lease, and Tenant hereby covenants and agrees that Landlord may honor Subtenant’s request for any such special services without the specific consent of Tenant. Tenant and Subtenant acknowledge that (%4) Landlord may provide such services at the direct request of Subtenant (including billing Subtenant for such services), (%4) Landlord may establish records identifying Subtenant as if Subtenant was a tenant of Landlord, (%4) such actions are merely for the convenience of

Landlord, Tenant, and Subtenant, and (%4) the parties shall maintain their respective capacities as Landlord, Tenant, and Subtenant, unless an express intent to the contrary is expressed in a written agreement executed by all the affected parties.
3.    No Obligations Created. Each of the parties to this Agreement agrees and acknowledges that Landlord shall have no obligation or liability under the terms of the Sublease. Without limiting the generality of the foregoing, Landlord shall have no liability under (and shall not be bound by) any modifications, deletions or waivers of any provision of the Lease which Landlord has not agreed to specifically in writing. Nothing in this Agreement or otherwise shall create privity of estate between Landlord and Subtenant, and Subtenant irrevocably waives any claims based on, or alleged to have arisen from, such an estate. Subtenant hereby releases, acquits and forever discharges Landlord and its agents, employees, officers, directors, partners, shareholders, members and affiliates from any and all claims, liabilities and obligations first arising as of the Assignment Date (as defined in Section 2 of the Assignment) and arising out of or in any way related to the Sublease which Subtenant or any party claiming by, through or under Subtenant now has or may ever have in the future against Landlord or any of such other parties. Subtenant acknowledges that Landlord would not have entered this Agreement without such release.
4.    Indemnity and Insurance. Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the “Tenant” under the Lease, provided that the foregoing shall not be construed as relieving or releasing Tenant from any such obligations.
5.    Payments under the Lease. If at any time Tenant is in default under the terms of the Lease, Landlord shall have the right to deliver written notice to Subtenant requiring Subtenant to pay all rent due under the Lease directly to Landlord. Subtenant agrees (and Tenant hereby irrevocably directs Subtenant) to pay such sums directly to Landlord if requested by Landlord (and Subtenant shall have the right to rely upon any such written notice received from Landlord without receipt of confirmation from Tenant and notwithstanding contradictory instructions received from Tenant), and Tenant agrees that any such sums paid by Subtenant may be applied by Landlord against any sums owed by Tenant under the Lease as hereinafter provided, but in all instances such sums paid by Subtenant shall be deemed to have been applied against Subtenant’s obligations under the Sublease. Any such sums received by Landlord from Subtenant shall be received by Landlord on behalf of Tenant and shall be applied by Landlord to any sums past due under the Lease, in such order of priority as required under the Lease or, if the Lease is silent in such regard, then in such order of priority as Landlord deems appropriate. The receipt of such funds by Landlord shall in no manner be deemed to create a direct lease or sublease between Landlord and Subtenant.
6.    Attornment by Subtenant. In the event of termination, re-entry or dispossession by Landlord under the Lease, Landlord shall take over all of the right, title and interest of Tenant, as sublandlord, under the Sublease, and Subtenant shall attorn to Landlord pursuant to the then executory provisions of the Sublease (or, at Landlord’s election, the Lease but only for the remaining term of the Sublease, as the same may be extended by Subtenant pursuant to the terms and conditions of Article 14 of the Sublease), except that Landlord shall not, except to the extent modified in a signed writing (%4) be liable for any previous act or omission of Tenant under the Sublease, (%4) be subject to any counterclaim, offset or defense that Subtenant might have against Tenant, (%4) be bound by any previous modification of the Sublease or by any rent or additional rent or advance rent which Subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (%4) be bound by any security or advance rental deposit made by Subtenant which is not delivered or paid over to Landlord and with respect to which Subtenant shall look solely to Tenant for refund or reimbursement, or (%4) be obligated to perform any work in the Leased Premises, and in connection with such attornment, Subtenant shall execute and deliver to Landlord any commercially reasonable instruments Landlord may reasonably request to evidence and confirm such attornment. Subtenant shall be deemed, automatically upon and as a condition of its occupying or using the Leased Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 6. The provisions of this Section 6 shall be self-operative, and no further instrument shall be required to give effect to this provision.
7.    Condition of Leased Premises. Landlord makes no representations or warranties, express or implied, concerning the condition of the Leased Premises and Subtenant accepts the Leased Premises in their “AS‑IS” condition as of the date hereof.

8.    Subordination. Tenant hereby subordinates to the interest of Landlord any statutory lien, contractual lien, security interest or other rights which Tenant may claim with respect to any property of Subtenant.
9.    Statements and Notices. Landlord agrees to deliver the year-end reconciliation statements described in Section 3.3 of the Original Lease, notices pertaining to any casualty or condemnation pursuant to Articles 10 and 11 of the Original Lease, and any default notices pursuant to Article 12 of the Original Lease, to both Tenant and Subtenant.
10.    Subtenant Obligations. Subtenant agrees to deliver the (a) estoppel certificate described in Section 13.6 of the Lease, (b) financial statements described in Section 13.7 of the Lease, (c) writings described in Section 13.3 of the Lease (including subordination, non-disturbance and attornment agreements), within the respective period prescribed in the Lease after Landlord requests same, with copies to Tenant. Each of Subtenant’s obligations under this Section 10 shall be considered an obligation under the Lease and, if Subtenant fails to sign and return any documents within said prescribed period, and if such failure continues for an additional five (5) business days after Subtenant's receipt of a second notice from Landlord (which shall be in lieu of, and not in addition to, any second notice required by the respective Lease section), then such failure shall constitute a Subtenant event of default under Section 12.1 of the Lease. Tenant agrees, as an obligation and covenant under the Lease, to use commercially reasonable efforts to enforce Subtenant’s obligations under this Section 10.
11.    Waiver of Subrogation. For purposes of this Agreement only, Section 9.3 of the Original Lease (entitled “Mutual Waiver of Subrogation”) is hereby deleted in its entirety and replaced with the following:
Waiver of Subrogation. Landlord hereby releases Tenant and Subtenant, their partners, principals, members, shareholders, officers, directors, employees, agents, servants, and attorneys, and Tenant and Subtenant hereby release Landlord and its respective partners, principals, members, shareholders, officers, directors, employees, agents, servants, and attorneys from any and all liability for loss, damage, or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by any insurance actually carried and in force at the time of the loss by the party sustaining such loss, required to be carried by the party sustaining such loss, or permitted to be self-insured for such loss.
12.    Exculpation.
12.1    CalPERS Exculpation. Notwithstanding any provision of the Lease or this Agreement to the contrary, the liabilities and obligations of Landlord hereunder and under the Lease shall be the liabilities of Landlord only, and shall not be the liabilities or obligations of, the California Public Employees’ Retirement System, an agency of the State of California (“CalPERS”), CommonWealth Partners, LLC, CommonWealth Pacific LLC, CWP Capital Management, LLC, any Affiliate of any of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same (collectively, the “Other Landlord Parties”), and in no event shall Landlord, Other Landlord Parties or CalPERS be liable for lost profits or other consequential damages. Any recourse by Tenant or Subtenant for any breach or default of Landlord under the Lease or this Agreement or with respect to any liability or obligation related thereto (or related to the Leased Premises or the Building in any way) shall be solely against Landlord and the assets of Landlord and, there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any of the Other Landlord Parties. For purposes of this Section 12.1, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with CalPERS or any of CommonWealth Pacific, LLC or CWP Capital Management, LLC, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. The limitations of liability provided in this Section 12.1 are in addition to, and not in limitation of, any limitation of liability applicable to Landlord or CalPERS provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever. The provisions of this Section 12.1 shall survive the termination of the Lease or this Agreement.
12.2    Tenant Exculpation. Notwithstanding any provision of the Lease (including, without limitation, Section 12.2 of the Original Lease) or this Agreement to the contrary, as between Landlord (on the one hand) and Tenant and Subtenant (on the other hand), but not as between Tenant and Subtenant (whose respective liability to each other is addressed in the Sublease), the liabilities and obligations of Tenant hereunder, and under the Lease and the Sublease, shall be the liabilities of the Tenant under the Lease only, and shall not be the liabilities or obligations of any Affiliate of Tenant or Subtenant, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of Tenant or Subtenant or any Affiliate of the same (collectively, the “Other Tenant Parties”), and in no event shall Subtenant, Tenant or Other Tenant Parties be liable for lost profits or other consequential damages, except in connection with a holding over by Tenant or Subtenant (in which event, the terms and conditions of Section 13.2 of the Original Lease, as revised by Section 10.13 of the Consent and Amendment, or the terms of Section 18.2 of the Sublease, as applicable, shall govern). Any recourse by Landlord for any breach or default of Tenant or Subtenant under the Lease or the Sublease or with respect to any liability or obligation related thereto (or related to the Leased Premises or the Building in any way) shall be solely against Tenant and the assets of Tenant, and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any of the Other Tenant Parties. For purposes of this Section 11.2, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Google Inc. or the then Tenant under the Lease, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. The limitations of liability provided in this Section 12.2 are in addition to, and not in limitation of, any limitation of liability applicable to Tenant or Subtenant provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever, except as otherwise expressly provided in this Section 12.2. The provisions of this Section 12.2 shall survive the termination of the Sublease, the Lease or this Agreement.
13.    CASp Inspection. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant and Subtenant, and Tenant and Subtenant hereby acknowledge, that the Leased Premises has not undergone inspection by a Certified Access Specialist (“CASp”).
14.    Conditions Precedent. Subtenant’s delivery to Landlord of the following items shall be conditions precedent to Landlord’s consent as provided in Section 1 and the effectiveness of this Agreement:
14.1    Landlord and Subtenant agreement upon the terms of payment by Subtenant to Landlord for all attorneys’ fees incurred by Landlord associated with this Agreement, as provided in that certain Attachment To Consent To Assignment And Amendment To Lease attached as Exhibit D to the Consent and Amendment;
14.2    certificate(s) of insurance from Subtenant satisfying all the requirements of the Lease (as amended by the Consent and Amendment); and
14.3    a photocopy of the original executed Sublease.
Further, Subtenant shall deliver to Landlord a new certificate of occupancy for the Leased Premises to the extent required from the applicable governmental authority, which new certificate of occupancy will be delivered no later than thirty (30) days following Subtenant’s receipt of the same. To the extent required from the applicable governmental authority, Subtenant shall use diligent, good-faith efforts to obtain and deliver the new certificate of occupancy to Landlord as promptly as is reasonably possible.

15.    Brokerage. Neither Tenant nor Subtenant has dealt with any broker or agent in connection with the negotiation or execution of this Agreement, other than Jones Lang LaSalle Americas, Inc. and CBRE, Inc. Subtenant assumes all obligations and responsibility with respect to payment of Jones Lang LaSalle America, Inc. commission to be paid by Subtenant pursuant to separate written agreement. Tenant assumes all obligations and responsibility with respect to payment of CBRE, Inc. commission to be paid by Tenant pursuant to separate written agreement. In no event shall Landlord be liable for any leasing or brokerage commission with respect to the negotiation and execution of the Sublease or this Agreement. Tenant and Subtenant shall each jointly and severally indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party with respect to the Sublease or this Agreement.
16.    Notices. All notices and other communications given pursuant to the Lease and this Agreement shall be in writing and shall be (%4) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (%4) hand delivered to the intended addressee, or (%4) sent by a nationally recognized overnight courier service. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	FSP-Sunnyvale Office Park, LLC c/o CommonWealth Partners, LLC 515 Flower St., 32nd Floor Los Angeles, CA 90071 Attention: Asset Manager – 1194 Mathilda‑Sunnyvale

With a copy of default notices to:	Vinson & Elkins L.L.P. 2001 Ross Ave., Suite 3700 Dallas, TX 75201 Attention: Paul A. Martin Re: Google Inc. Lease Agreement‑Sunnyvale, CA
With a copy to

(for all rent and other payments by check):	FSP-Sunnyvale Office Park, LLC Lockbox # 074621 P.O. Box 844621 Los Angeles, CA 90084-4621
And a copy to
(for all rent and other payments

by wire/ACH):	Wells Fargo Bank, NA 420 Montgomery Street San Francisco, CA 94104 Acct#: 498-4656009 ABA#: 121000248

Tenant:	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attention: Lease Administration

With a copy to:	Google Inc. 1600 Amphitheatre Parkway

Mountain View, CA 94043
Attention: Legal Department / RE Matters

With a copy of all default notices to:	Gamble Mallory & Natsis LLP Three Embarcadero Center, 12th Floor San Francisco, CA 94111-4074 Attention: Lee A. Edlund Re: Google Inc. Lease Agreement‑Sunnyvale, CA

Subtenant:	Juniper Networks, Inc. 1133 Innovation Way, Building A Sunnyvale, CA 94089 Attention: Sr. Director REWS

With a copy to:	Juniper Networks, Inc. 1133 Innovation Way, Building A Sunnyvale, CA 94089 Attention: General Counsel

With a copy of default notices to:	Reed Smith LLP 101 Second Street, Suite 1800 San Francisco, CA 94105 Attention: Simon T. Adams Re: Juniper Networks Lease Agreement‑Sunnyvale, CA
17.    Amendments; No Electronic Records. Neither this Agreement nor the Sublease may be amended or modified except by an instrument in writing signed by all the parties hereto. Landlord, Tenant and Subtenant hereby agree not to conduct the transactions or communications contemplated by this Agreement, the Lease or the Sublease by electronic means except for electronic signatures as specifically set forth in Section 24 or in the Consent and Amendment; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except for electronic signatures as specifically set forth in Section 24 or in the Consent and Amendment.
18.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO, AND ALL PARTIES CLAIMING BY, THROUGH OR UNDER THE PARTIES HERETO (INCLUDING THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS), AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THE LEASE, THE SUBLEASE, THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
19.    Ratification. Tenant and Subtenant hereby ratify and confirm their respective obligations under the Lease, and represent and warrant to Landlord that, as of the date hereof, they have no defenses thereto. Additionally, Tenant and Subtenant further confirm and ratify that, as of the date hereof, (%4) the Lease is and remains in good standing and in full force and effect, (%4) neither of such parties has any claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord, Tenant or Subtenant, and (%4) all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.
20.    Prohibited Persons and Transactions. Landlord, Tenant and Subtenant each represents and warrants that neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign

Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not assign or otherwise transfer the Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
21.    Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Agreement shall be binding upon Landlord, Tenant, and Subtenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall be governed by the laws of the state in which the Leased Premises are located.
22.    Confidentiality. Landlord, Tenant and Subtenant agree that the terms of the Sublease and this Agreement shall be kept strictly confidential. Landlord, Tenant and Subtenant shall not divulge the terms of the Sublease or this Agreement to any person other than such party’s officers, directors, employees, attorneys, accountants, consultants and/or real estate brokers, and/or current or prospective assignees, subtenants, master landlords, lenders or purchasers, in each instance who have a need to know any such terms and who agree to keep such information confidential. Notwithstanding the foregoing, the terms of the Sublease and this Agreement may be disclosed, without any liability whatsoever for such disclosures to any government entity, agency or any other person whom disclosure is required by law or by regulatory or judicial process, including in connection with enforcing the terms of the Lease, the Sublease or this Agreement, or in connection with disclosures and filings made to the U.S. Securities and Exchange Commission as a publically traded company with stock registered on a nationally recognized stock exchange.
23.    Entire Agreement. This Agreement and the Sublease contain all of the agreements, understandings, representations and warranties of the parties with respect to the subject matter thereof.
24.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail PDF counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.
25.    Rental Recognition. Notwithstanding the terms and conditions set forth in this Agreement, Landlord, Tenant and Subtenant acknowledge and agree that Subtenant, as tenant under the Lease, shall have paid Landlord rental obligations under the Lease immediately prior to assignment of the Lease to Tenant (by way of the Consent and Amendment) and therefore the parties hereto agree for and among themselves that any over payment of rental paid by Subtenant, as tenant, pursuant to the Lease shall be retained by Landlord and shall be immediately recognized by Landlord and Tenant as rental paid by Tenant under the Lease and recognized by Tenant and Subtenant as rental paid by Subtenant under the Sublease, as arising from the period commencing on the Assignment Date until the same is fully exhausted.
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EXECUTED as of the Agreement Date first written above.

LANDLORD:	FSP-SUNNYVALE OFFICE PARK, LLC, a Delaware
limited liability company
	By:	/s/ Joseph A. Corrente
	Name:	Joseph A. Corrente
	Title:	Executive Vice President

TENANT:	GOOGLE INC., a Delaware corporation
	By:	/s/ David Radcliffe
	Name:	David Radcliffe
	Title:	V.P. Real Estate

SUBTENANT:	JUNIPER NETWORKS, INC., a Delaware corporation
	By:	/s/ Mitchell L. Gaynor
	Name:	Mitchell L. Gaynor
	Title:	Executive Vice President

CONSENT OF LENDER

Bank of America, N.A., a national banking association, as Administrative Agent, the holder of certain liens secured by the Building, joins in the execution of this Agreement for the purpose of consenting to the terms contained herein and acknowledges that the existing Subordination, Non-Disturbance and Attornment Agreement shall remain in full force and effect and shall be enforceable by Google Inc., as the successor and assign of Juniper Networks, Inc.

BANK OF AMERICA, N.A., a national banking association,
as Administrative Agent

By:	/s/ Julia Elterman
Name:	Julia Elterman
Title:	SVP

EXHIBIT A
SUBLEASE